                                                                     EXHIBIT 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR APPLICABLE STATE BLUE SKY LAWS. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE NOTE PURCHASE AGREEMENT, DATED AS OF MAY 6, 2002, AMONG THE ISSUER HEREOF AND CERTAIN OTHER SIGNATORIES THERETO, AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER HEREOF.

                      10% SENIOR UNSECURED CONVERTIBLE NOTE

No.   ___
U.S. $________                                            Dated:  June  19, 2002

          FOR VALUE RECEIVED, the undersigned, SERVICEWARE TECHNOLOGIES, INC., a Delaware corporation (the "COMPANY"), hereby promises to pay to the order of [______________] or its assigns (the "HOLDER"), with a place of business at [_____________] the principal sum of _________________ Dollars ($________) (plus any additional amounts payable as set forth herein) in immediately available lawful money of the United States of America, payable as set forth in Section 2, with interest payable as set forth in Section 3 until such unpaid principal amount shall become due and payable.

          This Note is one of the Notes (herein called the "NOTES") issued pursuant to the Note Purchase Agreement, dated as of May 6, 2002 (as amended, supplemented or otherwise modified from time to time, the "NOTE PURCHASE AGREEMENT"), by and among the Company and the other signatories thereto as purchasers. The Holder of this Note will be deemed, by its acceptance hereof:
(i) to have made the representations set forth in Article IV of the Note Purchase Agreement; and (ii) to have agreed to be bound by the terms and provisions of the Note Purchase Agreement.

          No reference herein and no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, as prescribed herein or to convert this Note as provided. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Note Purchase Agreement.

     1. CERTAIN DEFINITIONS.

          As used in this Note, the following terms shall have the following meanings:

          "CHANGE IN CONTROL" shall be deemed to have occurred at such time as any of the following events shall occur:

       (a) the consummation of any transactions, the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange
Act) other than the Purchasers, owns directly or indirectly, beneficially or of record, 35% or more of the issued and outstanding Common Stock on a fully diluted basis;

       (b) any transaction or event occurs as a result of which the Common Stock of the Company ceases (or will cease upon consummation or immediately following such transaction or event) to be listed on a United States national securities exchange or approved for quotation on the Nasdaq National Market, the Nasdaq Small Cap Market or listed for trading on the OTC Bulletin Board, "pink sheets" or any similar United States system for securities trading; or

       (c) the Company consolidates with or merges with or into another Person (other than a Subsidiary of the Company), or sells, conveys, transfers or leases all or substantially all of its properties and assets to any Person (other than a Subsidiary of the Company) or any Person (other than a Subsidiary of the Company) consolidates with or merges with or into the Company, as a result of which, the holders of the Company's Common Stock immediately prior to such transaction will own less than 50% of voting stock of the surviving or successor entity immediately after the transaction; or

       (d) as a result of the acquisition of stock in the Company by a person or group other than C.E. Unterberg, Towbin or affiliated Person, the current members of the Board (including any additional individuals elected to the Board with the consent of the Board and not at the suggestion of such person or group) no longer represent a majority of the Board of the Company.

          "CONVERSION NOTICE" has the meaning given to such term in Section 7(e) herein.

          "CONVERSION PRICE" means $.30, subject to adjustment from time to time as set forth in Section 7 below.

          "SALE PRICE" on any date means the closing sale price per share of Common Stock (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, (i) as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated, or (ii) if such bid and ask prices are not reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated, in a manner to be determined by the Company on the basis of such quotation as the Board considers appropriate in its reasonable discretion.

     2. PAYMENTS; MATURITY; RESTRICTIONS ON DISTRIBUTIONS.

       (a) Payment of principal of, and accrued and unpaid interest on, this Note or any other amounts then due to the Holder under this Note or any other Note Document, shall be made no later than 2:00 p.m., New York City Time, in whole, on December 19, 2003 (the "MATURITY DATE"), by wire transfer of immediately available funds to such account as the Holder shall have specified by written notice to the Company as provided in the Note Purchase Agreement, or in such other manner as instructed from time to time in writing by the Holder.

       (b) Whenever any payment (including principal of, premium, if any, or interest on this Note or other amount) hereunder or under any other Note Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of such interest, or other amount, if applicable.

       (c) Neither the Company nor any of its Subsidiaries shall purchase, redeem or otherwise acquire this Note from the Holder except upon payment or prepayment thereof in accordance with the specific terms hereof and of the Note Purchase Agreement and, in any such purchase, redemption, prepayment or otherwise, the Company or such Subsidiary shall have offered to purchase, redeem or otherwise acquire, as the case may be, Notes from each holder of the other Notes at the time outstanding upon the same terms and conditions and on a PRO RATA basis (based upon the aggregate principal amount of the Notes then held by each such holder). Any Notes so purchased, redeemed or otherwise acquired by the Company or any Subsidiary of the Company shall be cancelled and not be deemed outstanding for any purpose.

       (d) Except to the extent otherwise provided herein, each payment of principal of the Notes by the Company shall be made for the account of the holders thereof PRO RATA in accordance with the respective unpaid principal amounts of the Notes held by them and each payment of interest on the Notes shall be made for the account of the holders thereof PRO RATA in accordance with the amounts of interest on such Notes then due and payable to the respective Purchasers.

       (e) All payments by the Company hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid hereunder.

       (f) So long as any Notes shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Common Stock of the Company, nor shall any shares of Common Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company until all amounts then due hereunder or any amounts hereunder in arrears shall have been paid in full, including any amounts due under Section 3(c) hereof.

     3. INTEREST.

       (a) Interest (computed on the basis of a 360-day year consisting of twelve 30-day months) on this Note is payable on the unpaid principal amount hereof, accruing from the date hereof at a rate of ten percent (10%) per annum, payable semi-annually in arrears each October

31 and April 30, commencing October 31, 2002, until the principal hereof shall have become due and payable.

       (b) Interest may be paid, at the Company's option, (i) in cash, (ii) by the delivery of an additional promissory note (a "PIK NOTE"), such PIK Note to be in the form of this Note and in the initial principal amount equal to the amount of interest then due on this Note, or (iii) in a combination of cash and PIK Notes.

       (c) If any payment (including principal of, premium, if any, or interest on this Note or other amount) due to a Holder hereunder or under any other Note Document is not paid when due hereunder or thereunder, then the overdue amount shall bear interest at a rate of twelve percent (12%) per annum compounded quarterly, which interest shall accrue from the date such overdue amount was originally due to the date of payment of such amount, including interest thereon, has been made. All such interest on overdue amounts shall be payable upon demand.

     4. RANKING.

          The obligations of the Company under the Notes shall rank senior, including without limitation, with respect to rights to principal, interest and other payments, and with respect to the distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, to subordinated Indebtedness of the Company and to all classes and series of Capital Stock of the Company. The obligations of the Company under the Notes shall rank on a pari passu basis with all other senior Indebtedness of the Company and shall be subordinate to existing or future senior secured Indebtedness of the Company.

     5. [INTENTIONALLY OMITTED]

     6. CHANGE IN CONTROL PREPAYMENT.

       (a) NOTICE OF CHANGE IN CONTROL. The Company shall, within five (5) days following the occurrence of the Change in Control, give written notice of such Change in Control (a "CHANGE IN CONTROL NOTICE") to the Holder and such Change in Control Notice shall specify (i) the aggregate principal amount of the Indebtedness then outstanding hereunder, (ii) the amount of unpaid interest that will have accrued with respect to such Indebtedness to be prepaid as of the thirtieth (30th) day following the date of the Change in Control Notice (the "CHANGE IN CONTROL PREPAYMENT DATE") and (iii) the event or events constituting such Change in Control.

       (b) RIGHT TO PREPAYMENT. Notwithstanding any other terms of this Note, the Holder shall have the right, but not the obligation, to require the Company to prepay all, but not less than all, of the Indebtedness (including accrued and unpaid interest) outstanding hereunder, by delivering to the Company within fifteen (15) days after the Holder's receipt of a Change in Control Notice, written notice of the Holder's demand for prepayment ("CHANGE IN CONTROL PREPAYMENT NOTICE").

       (c) PREPAYMENT OF OBLIGATIONS. In the event that the Holder has delivered a Change in Control Prepayment Notice, on the Change in Control Prepayment Date the Company shall, notwithstanding any other terms of this Note, pay to the Holder, in cash, a repayment price equal to the sum of (i) the principal amount of the Indebtedness then outstanding hereunder, plus (ii) all accrued and unpaid interest to the Change in Control Prepayment Date.

     7. CONVERSION.

       (a) CONVERSION. Subject to and in compliance with the applicable provisions of this Section 7, the Holder shall have the right, at such Holder's option, at any time and from time to time thereafter, to convert all or any portion of the principal amount or accrued and unpaid interest of this Note in increments of $25,000 (the "CONVERSION AMOUNT") into that number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (x) the portion of the Conversion Amount being converted by (y) the Conversion Price (as defined above), as last adjusted pursuant to Section 7(c) or 7(d) and then in effect, by surrender of this Note. Conversion shall be deemed to have been effected on the date when delivery of this Note is made pursuant to the provisions of the previous sentence.

       (b) FRACTIONAL SHARES. The Company shall not issue fractional shares of Common Stock or scrip upon any conversion of this Note. The number of full shares of Common Stock issuable upon conversion shall be computed on the basis of the portion of the Conversion Amount to be converted. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of the full amount of the Conversion Amount, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the Sale Price of one share of such Common Stock on the date of conversion and (ii) such fractional interest.

       (c) ADJUSTMENTS TO CONVERSION PRICE.

           If, after the date of this Note, the Company:

           (1) pays a dividend or makes a distribution on its Common Stock payable in shares of its Common Stock or shares of other Capital Stock;

           (2) subdivides its shares of Common Stock;

           (3) combines its shares of Common Stock;

           (4) issues by reclassification of its Common Stock any shares of its Capital Stock (other than rights, warrants or options for its Capital Stock); or

           (5) makes a distribution to the holders of its Common Stock of its assets including shares of any Subsidiary or business unit of the Company or debt securities or rights to purchase the Notes (excluding ordinary cash dividends from current or retained earnings);

         then the conversion privilege and the Conversion Rate in effect immediately prior to such action shall be adjusted so that the Holder of a Note thereafter converted may receive the number of shares of Common Stock of the Company which such Holder would have owned immediately following such action if such Holder had converted the
         Note immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

          If after an adjustment, a Holder of a Note upon conversion of such Note may receive shares of two or more classes of Captial Stock of the Company, the Conversion Rate shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of Capital Stock as is contemplated by this subsection (c) with respect to the Common Stock, on terms comparable to those applicable to Common Stock in this subsection (c).

       (d) SALE OF SHARES BELOW CONVERSION PRICE.

               (1) If at any time or from time to time after the date of this Note, the Company issues or sells, or is deemed by the provisions of subparagraph (3) below to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as provided in
          Section 7(c) above, or in connection with the antidilution provisions set forth in this Section 7(d) hereof, for an Effective Price (as hereinafter defined) less than the then effective Conversion Price, then and in each such case, the then existing Conversion Price will be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be (i) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (ii) the number of shares of Common Stock that the aggregate consideration received by the Company for such issuance would purchase at such conversion price, and the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately after such issue or sale. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date will be the sum of (a) the number of shares of Common Stock actually outstanding, (b) the number of shares of Common Stock into which the then outstanding Notes could be converted if fully converted on the day immediately preceding the given date, and (c) the number of shares of Common Stock that could be obtained through the exercise or conversion in full of all other rights, options, warrants and convertible securities on the day immediately preceding the given date, regardless of whether or not such securities are fully exercisable for or convertible into Common Stock at such time.

               (2) For the purposes of making any adjustment required under this
          Section 7(d), the consideration received by the Company for any issue or sale of securities will (a) to the extent it consists of cash, be computed at the net amount of cash received by the Company without deduction of any expenses payable by the Company, (b) to the extent it consists of property other than cash, be computed at the fair market value of that property as reasonably determined by the Board , and (c) to the extent that Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors of the Company to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

               (3) For the purpose of the adjustment required under subparagraph
          (1) above, if the Company issues or sells any rights or options for the purchase of, or stock or other securities exchangeable for or convertible into, Additional Shares of Common Stock (such exchangeable or convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price in effect, the Company will be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion or exchange thereof and to have received consideration for the issuance of such shares an amount equal to the total amount of consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events, including by reason of antidilution adjustments, the Effective Price will be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price will be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, as adjusted in each case upon the issuance of such rights, options or Convertible Securities, will be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the exchange or conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, will be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or upon such conversion and that such Additional Shares of Common Stock, if any, were issued or sold for the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to Notes converted into Common Stock prior to the readjustment.

               (4) "Additional Shares of Common Stock" means all shares of Common Stock issued by the Company or deemed to be issued pursuant to
          Section 7(d)(3), whether or not subsequently reacquired or retired by the Company, other than (A) options to purchase up to 8,819,620 shares of Common Stock reserved or to be reserved (after stockholder approval of a proposed increase) for issuance to employees, officers or directors of or consultants or advisors to the Company pursuant to the Company's Stock Option Plans and the shares of Common Stock issuable upon exercise of such options, (B) Convertible Securities outstanding as of the date of this Note and the shares of Common Stock issuable upon exercise or conversion of such Convertible Securities, and (c) shares of Common Stock issuable upon conversion of any Notes. The "Effective Price" of Additional Shares of Common Stock means the quotient determined by dividing (i) the aggregate consideration received, or deemed to have been received by the Company under Section 7(d)(3), for the issuance of such Additional Shares of Common Stock, by (ii) the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this Section.

       (e) [Intentionally Omitted]

       (f) NOTICE OF ADJUSTMENT. Upon each adjustment of the Conversion Price, the Company shall give prompt written notice thereof to the Holder, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares issuable upon the conversion of this Note, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

       (g) EXERCISE OF CONVERSION RIGHT. In order to exercise the Holder's conversion right hereunder, the Holder shall surrender this Note to the office of the Company and shall deliver to the Company written notice of such conversion (the "CONVERSION NOTICE") at least two (2) Business Days prior to the intended exercise thereof specifying the portion of the Conversion Amount to be converted into Common Stock. Upon receipt of any Conversion Notice, the Company shall within two (2) Business Days (or at such later time as to which the Company and the Holder may agree) deliver to the address of the Holder as set forth above, (i) at the Company's expense (including any stamp taxes or similar governmental charges), the appropriate number of duly or validly issued and fully paid and nonassessable shares of Common Stock and one or more stock certificates therefor (in such number and registered in such names as the Holder may direct), (ii) to the extent this Note is converted in part only, a new Note (with the same terms as this Note) in principal amount equal to the unconverted portion of such Note and, to the extent that the entire Conversion Amount is converted and fractional shares would otherwise be issued, cash pursuant to
Section 7(b). Such conversion shall be deemed to have been made immediately at the close of business on the Business Day of such surrender of this

Note, and the Holder shall be treated for all purposes as the record holder of such shares of Common Stock as of such date.

       (h) SUFFICIENT SHARES OF EQUITY SECURITIES. Upon receipt of any Conversion Notice, the Company shall take all necessary measures, including the filing of an amendment to its Articles of Incorporation, to make available enough shares of Common Stock to allow the conversion to occur as promptly as practicable. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect such conversion, the Company will take such corporate actions as may, in the opinion of Holder's counsel, be necessary to increase the Company's authorized, unreserved and unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. Upon delivery, such shares shall be duly and validly issued and fully paid and nonassessable.

       (i) If at any time or from time to time while any principal amount of this Note is outstanding, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares, as a part of such capital reorganization, provision shall be made so that the Holder shall thereafter be entitled to receive upon conversion of this Note the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provision of this subsection (i) with respect to the rights of the Holder after the capital reorganization to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Note) shall be applicable after that event and be as nearly equivalent as practicable.

     8. EVENTS OF DEFAULT.

         If any of the following events (each an "EVENT OF DEFAULT") shall occur and be continuing:

       (a) PAYMENT OF PRINCIPAL. The Company shall fail to make any payment of principal on this Note when and as the same shall become due and payable including at the due date thereof, by acceleration or otherwise.

       (b) PAYMENT OF INTEREST AND FEES. The Company shall fail to make any payment of interest on this Note, or any fee or any other amount payable hereunder or under this Note when and as the same shall become due and payable including at the due date thereof, by acceleration or otherwise, and such failure shall continue unremedied for five (5) Business Days after the due date thereof.

       (c) COVENANT DEFAULTS. The Company shall default in the due observance or performance of any covenant or agreement to be observed or performed under any Note Document (other than a covenant which is dealt with specifically elsewhere in this SECTION 8) and such default shall continue unremedied for thirty (30) days after the occurrence of such default.

       (d) MISREPRESENTATIONS. Any representation, warranty or other statement made or furnished to the Purchasers by or on behalf of the Company, any Note Document or any instrument, certificate or financial statement furnished (in compliance with or in reference thereto) proves to have been false or misleading in any material respect when made or furnished and could be reasonably expected to result in a Material Adverse Effect.

       (e) OTHER DEFAULTS. The Company shall be in payment default on any Indebtedness (including any of the other Notes) which is outstanding in a principal amount in excess of $250,000 in the aggregate beyond any applicable period of grace, or if any event shall occur or condition shall exist in respect of any Indebtedness which is outstanding in a principal amount in excess of $250,000 or under any evidence of any such Indebtedness or of any mortgage, indenture or other agreement relating thereto, which shall have caused the acceleration of the payment of such Indebtedness without such Indebtedness being discharged or such acceleration having been cured, waived, rescinded or annulled.

       (f) VOLUNTARY INSOLVENCY AND RELATED PROCEEDINGS. The Company or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief or reorganization under Title 11 of the United States Code, or any other federal, state or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition,
(iii) apply for, consent to the appointment of, or a court of competent jurisdiction shall enter an order appointing, a receiver, trustee, custodian, sequestrator or officer with similar powers of itself or for any substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) fail generally to pay its debts as they become due, (vii) shall be adjudicated insolvent or (viii) take any corporate or stockholder action in furtherance of any of the foregoing.

       (g) INVOLUNTARY INSOLVENCY AND RELATED PROCEEDINGS. (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of the Company or any of its Subsidiaries or of any substantial part of the property or assets thereof, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (y) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or (z) the winding-up or liquidation of any such Person, and any such proceeding, petition or order shall continue unstayed and in effect for a period of sixty (60) consecutive days or
(ii) a warrant of attachment, execution or similar process shall be issued against any substantial part of the property of the Company and the enforcement of such attachment, execution or similar process is not stayed pending appeal.

       (h) BUSINESS DISRUPTION; CONDEMNATION. There shall occur a cessation of a substantial part of the business of the Company for a period which significantly affects the Company's capacity to continue its business, on a profitable basis; or the Company shall suffer the loss or revocation of any license or permit now held or hereafter acquired by the Company which is necessary to the continued or lawful operation of its business; or the Company shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which the Company leases, uses or occupies any property shall be canceled or terminated prior to the expiration of its stated term; or any material portion of any property of the Company shall be taken through condemnation or the value of such property shall be impaired through condemnation.

       (i) CHALLENGE TO NOTE DOCUMENT. This Note or any other Note Document shall cease to be in full force and effect and enforceable in accordance with its terms, or the Company shall assert the invalidity of any of the foregoing.

       (j) JUDGMENTS. A judgment or judgments for the payment of money in excess of $200,000 in the aggregate shall be rendered against the Company and the same shall not (i) be fully covered by insurance or other comparable bond, or (ii) within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within sixty (60) days after the expiration of any such stay; then, and in any such event (other than an event described in paragraphs (f) or (g) above), and at any time thereafter during the continuance of such event, the Holder may, take any of the following actions and at the same or different times: (i) declare this Note to be forthwith due and payable, whereupon the entire unpaid principal of this Note, together with accrued but unpaid interest thereon and all other Obligations under the Note Documents, shall become forthwith due and payable in full in cash, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any other Note Document to the contrary notwithstanding, or (ii) exercise any and all other remedies provided under any Note Document upon the occurrence and continuance of an Event of Default; PROVIDED, HOWEVER, that with respect to the occurrence of an Event of Default described in paragraphs (g) or (h) above, the principal of this Note, together with accrued but unpaid interest and fees hereon and any other liabilities of the Company to the Holder accrued hereunder or any other Note Document, shall automatically become due and payable in full in cash, all without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any other Note Document to the contrary notwithstanding.

       (k) (i) Any Reportable Event with respect to a Plan shall occur; (ii) the Company or any ERISA Affiliate shall be notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregate with all other withdrawal liabilities incurred by the Company or any ERISA Affiliate (determined as of the date of such notification) has or is reasonably likely to have a Material Adverse Effect; (iii) the Company or any ERISA Affiliate shall be notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, partitioned or reorganized, within the meaning of Title IV of ERISA, if liability of the Company and its ERISA Affiliates resulting from such reorganization, termination, partitioning or reorganization has or is reasonably likely to have a Material Adverse Effect; or
(iv) the Company or any ERISA Affiliate incur aggregate liabilities in connection with a withdrawal from a Multiple Employer Plan or the termination of a Multiple Employer Plan that have or are reasonably likely to have a Material Adverse Effect.

     9. AMENDMENTS, ETC.

         No amendment or waiver of any provision of this Note, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in




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

writing and signed by the Holder and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     10. NOTICES, ETC.

          All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the first page hereof or at such other address as such party may designate by five (5) days advance written notice to the other parties hereto.

     11. LOST, ETC. SECURITIES.

          Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder being satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company (if the Holder is a financial institution or other institutional investor, its own agreement being satisfactory) or, in the case of any such mutilation, upon surrender of this Note, the Company shall, without charge, issue, register and deliver in lieu of such Note a new Note of like kind representing the same rights represented by and dated the date of such lost, stolen, destroyed or mutilated Note. Any such new Note shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Note shall be at any time enforceable by any Person.

     12. NO WAIVER; REMEDIES.

          No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder or under this Note shall operate as a waiver hereof, nor shall any single or partial exercise of any right hereunder or under this Note preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     13. COSTS, EXPENSES AND TAXES.

          The Company agrees to pay the Holder on demand after and during the continuation of an Event of Default all reasonable costs and expenses arising in connection with the administration, enforcement and collection of this Note and the other documents to be delivered hereunder, including, without limitation, reasonable attorneys' fees and expenses and court costs of the Holder with respect thereto and with respect to advising the Holder as to its rights and responsibilities under this Note. In addition, the Company shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Note, or the conversion of this Note to Common Stock pursuant to Section 7 hereof, and any other documents to be delivered hereunder, and agrees to save the Holder harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

     14. ENTIRE AGREEMENT.

          This Note and the Note Purchase Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     15. SUCCESSORS AND ASSIGNS.

          The respective rights and obligations of the Company and the Holder shall be binding upon and inure to the benefit of their respective successors and assigns, except that the Company may not assign this Note without the consent of the Holder; PROVIDED, HOWEVER, that subject to the provisions of this Note, such consent shall not be required in connection with a merger of the Company with or into another Person or the sale of all or substantially all of the assets of the Company.

     16. GOVERNING LAW.

          This Note shall be governed by and construed in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, as if this Note were an agreement to be fully performed in New York.

          IN WITNESS WHEREOF, the Company has caused this 10% Senior Unsecured Convertible Note to be executed by its duly authorized representative as of the date first above written.

                                 SERVICEWARE TECHNOLOGIES, INC.

                                 By:
                                     -------------------------------------------
                                      Name:
                                      Title:











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